EXHIBIT 1

November 15, 2002

Mr. Bradford R. Rich
Chief Financial Officer
SkyWest, Inc.
444 South River Road
St. George, Utah 84790

Dear Mr. Rich:

We have read the disclosure included in Part III — NARRATIVE of the accompanying Form 12b-25 dated November 15, 2002 and agree with such disclosure. We have not completed the SAS 71 review with respect to certain transactions reflected in Skywest, Inc.’s financial statements as of and for the three and nine-month periods ended September 30, 2002.

/s/ KPMG LLP